Exhibit 3(i)(B)
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ROLLINS, INC.


It is hereby certified that:

FIRST: The name of the corporation is Rollins, Inc., a Delaware corporation (the "Corporation").

SECOND: That at a meeting of the Board of Directors of Rollins, Inc., resolutions were duly adopted setting forth a proposed amendment "TWELFTH" (the "Amendment") to the Certificate of Incorporation of the Corporation, declaring said Amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration.

THIRD: That thereafter, pursuant to the resolution of its Board of Directors, a regular meeting of the Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: The Certificate of Incorporation of the Corporation is hereby amended by adding the following new article TWELFTH:

               "TWELFTH: A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
          (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of this corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended
          Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this corporation existing at the time of such repeal or modification."

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FIFTH:    The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by James R. Hicks, Jr., its Vice-President and attested to by James R. Hicks, Jr., its Secretary, this 20th of August, 1987.



                                  ROLLINS, INC.


                                  By:/s/  James R. Hicks, Jr.
                                     -------------------------------------------
                                          James R. Hicks, Jr.
                                  Title:  Vice-President



ATTEST:

By:/s/  James R. Hicks, Jr.
   -----------------------------------------
        James R. Hicks, Jr.
           Secretary